Exhibit 4.1

FIRST AMENDMENT OF RIGHTS AGREEMENT

THIS FIRST AMENDMENT OF RIGHTS AGREEMENT (this “Amendment”), effective as of August 12, 2015, is made by Planar Systems, Inc., an Oregon corporation (the “Company”), and Computershare Inc., successor-in-interest to Mellon Investor Services LLC (the “Rights Agent”). Capitalized terms used but not defined herein or in the Rights Agreement shall have the meaning given to such terms in the Merger Agreement (as defined below), provided the Company shall provide the Merger Agreement to the Rights Agent upon its request.

WHEREAS, the company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger agreement”) by and among Leyard American Corporation, a Delaware corporation (“Parent”), Leopard Acquisition Corporation, an Oregon corporation (“Merger Sub”), Leyard Optoelectronic Co., Ltd., a company incorporated under the laws of the People’s Republic of China (“Guarantor”), and the Company, dated as of August, 12 2015, pursuant to which Merger Sub is merging with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the directors and executive officers of the Company are each entering into an agreement with Parent pursuant to which each such individual has undertaken to vote his shares to approve the Merger Agreement and the Merger, unless the (i) the Merger Agreement has been terminated, or (ii) the Merger Agreement is amended or modified to (A) reduce the amount or change the form or composition of the Merger Consideration payable in the Merger, or (B) create any additional condition to completion of the Merger (the “Voting Agreements”);

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of February 3, 2006 (the “Rights Agreement”);

WHEREAS, the parties desire to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement and the Voting Agreements; and

WHEREAS, an appropriate officer of the Company has delivered to the Rights Agent a certificate stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendments. Subject to the terms hereof, pursuant to Section 27 of the Rights Agreement, the parties hereby amend the Rights Agreement as follows:

(a) Section 7(a) of the Rights Agreement shall be amended to read in its entirety as follows:

“Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, in the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly and properly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-thousandth of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at or prior to the earliest of (i) the earlier of (1) the time immediately prior to the Effective Time, as that term is defined in the Merger Agreement, or (2) the close of business on February 3, 2016 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed (the “Redemption Date”) as provided in Section 23 hereof or (iii) the time at which the Rights are exchanged (the “Exchange Date”) as provided in Section 24 hereof (the earliest of (i), (ii) and (iii) being herein referred to as the “Expiration Date”).”

(b) The following is added to Section 23 (Redemption), immediately following clause (b):

“(c) This Agreement shall terminate automatically at the Effective Time (as such term is defined in the Merger Agreement (as defined in Section 35)) with no further actions required from any Person.”

(c) The following is added as a new Section 35 of the Rights Agreement:

“SECTION 35. Exception for Merger Agreement.

“Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, none of the public announcement, public disclosure, execution or delivery of the Agreement and Plan of Merger dated as of August 12, 2015, as amended from time to time (the “Merger Agreement”), by and among the Company, Leyard American Corporation, a Delaware corporation (“Parent”), Leopard Acquisition Corporation, an Oregon corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Leyard Optoelectronic Co., Ltd. a company incorporated under the laws of the People’s Republic of China and the owner of all of the issued and outstanding stock of Parent (“Guarantor”) or any amendment thereto or the Voting Agreements, dated as of August 12, 2015 (the “Voting Agreements”), made and entered into by and among Parent and each director and executive officer of the Company, or any amendment thereto, the performance by the parties thereto of their respective obligations thereunder, or the consummation prior to the termination of the Merger Agreement of the transactions contemplated thereby, gives rise to, will give rise to, or will be deemed to give rise to, a Distribution Date, Section 11(a)(ii) Event, Section 13 Event, Stock Acquisition Date, or Triggering Event, or result in, will result in, or will be deemed to result in, Parent, Merger Sub, Guarantor or any of their respective affiliates becoming an Acquiring Person, or in any way permit any Rights to be exercised pursuant to Section 11(a)(ii), Section 13, or otherwise for any capital stock, whether Common Stock,

Preferred Stock, or other preferred stock, nor will such execution, announcement, or consummation result in the occurrence of a Stock Acquisition Date, a Distribution Date, or any other separation of the Rights from the underlying Common Stock or require or permit the Rights to be evidenced by, or to be transferable pursuant to, certificates separate from certificates for the Common Stock, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire any capital stock, cash, or other property of any party to the Merger Agreement or any Affiliate of Parent, Merger Sub or Guarantor. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, without any further action by the Rights Agent, the Company, Parent, Merger Sub, Guarantor, or any current or former holder of Rights, the Rights shall terminate, and shall no longer be exercisable, and any right to exercise the Rights provided for hereunder shall terminate and be void and of no further force or effect, immediately prior to the Effective Time (as that term is defined in the Merger Agreement) without any payment being made in respect thereof. The Company will promptly notify the Rights Agent in writing upon the occurrence of the Effective Time (as that term is defined in the Merger Agreement).”

2.	Condition to Effectiveness

This Amendment shall become effective on August 12, 2015, immediately prior to the execution and delivery of the Merger Agreement by each of the parties thereto. Company shall notify the Rights Agent in writing of the date upon which the Rights Agreement will terminate; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption.

3.	Reference to and Effect on Rights Agreement

Each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or any other expression of like import referring to the Rights Agreement shall mean and be a reference to the Rights Agreement as amended by this Amendment.

4.	Governing Law

This Amendment shall be governed by, and construed in accordance with, the laws of the State of Oregon applicable to contracts executed in and to be performed entirely in such State; provided, however, that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.

5.	Continuing Effect

The Rights Agreement, except as amended hereby, shall remain in full force and effect.

6.	Counterparts

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

PLANAR SYSTEMS, INC.

By:	/s/ Stephen M. Going
Name: Stephen M. Going
Title: Senior Vice President, General Counsel and Secretary

COMPUTERSHARE INC.

By:	/s/ Joseph S. Campbell
Name: Joseph S. Campbell
Title: Vice President, Western Regional Manager

[SIGNATURE PAGE TO FIRST AMENDMENT OF RIGHTS AGREEMENT]